UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2016

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	000-25349 (Commission File No.)	54-0251350 (I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia (Address of principal executive offices)	24112 (Zip Code)	(276) 632-0459 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2016, the Compensation Committee of the Board of Directors of Hooker Furniture Corporation (the “Company”) approved annual base salary and annual cash incentive increases to certain of the Company’s executive officers as follows:

Annual Base Salary

Effective April 1, 2016, the base salary for the following executive officers for the remainder of the 2016 calendar year will be:

Base Salary
Paul B. Toms, Jr., Chairman and CEO	$415,000
Paul A. Huckfeldt, Senior VP – Finance and Accounting and CFO	250,000

Annual Cash Incentives

The annual cash incentive for the following executive officers for the Company’s 2017 fiscal year, which ends January 29, 2017, will be paid if the Company attains 70% or more of its budgeted fiscal 2017 consolidated net income target, as approved by the Board of Directors.  Each executive officer is eligible to receive a percentage of his or her calendar 2016 base salary under the annual incentive program. No cash bonus is payable if the Company fails to reach at least 70% of the budgeted consolidated net income target and a maximum cash bonus is payable if the Company reaches 150% or more of target consolidated net income.  The annual cash incentive potential, expressed as a percentage of calendar 2016 base salary, for each of the following executive officers is as follows:

	If the Company Attains:
	70% of Target Net Income	85% of Target Net Income	100% of Target Net Income	125% of Target Net Income	150% or More of Target Net Income
Paul B. Toms, Jr.	30%	45%	60%	80%	100%
Paul A. Huckfeldt	23%	34%	45%	60%	75%
Anne M. Jacobsen	23%	34%	45%	60%	75%

Otherwise, the annual base salaries and the annual cash incentives for our named executive officers previously reported in the Current Report on Form 8-K dated December 15, 2015 remain unchanged.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Senior Vice President - Finance and Accounting
Chief Financial Officer

Date: March 23, 2016